UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 15, 2014

HMN Financial, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-24100	41-1777397
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1016 Civic Center Drive Northwest Rochester, Minnesota	55901
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (507) 535-1200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01      Entry into a Material Definitive Agreement.

On December 15, 2014, HMN Financial, Inc. (the “Company”) entered into a Loan Agreement (the “Loan Agreement”) with Project Hawkeye, L.L.C. (the “Lender”), providing for a term loan of up to $10 million that will be evidenced by a promissory note (the “Note”). The Company may draw the loan on or before March 31, 2015. The principal balance of the Note will bear interest from the date the loan is made until the date the loan is repaid at the rate of 6.5% per annum. The principal balance of the Note will be payable in consecutive equal annual installments of $1 million on each anniversary of the date of the Loan Agreement, commencing on December 15, 2015, with the balance due on the maturity date. The maturity date will be on the earlier of (a) the anniversary of the date of the Loan Agreement obtained by dividing the original principal amount of the loan by $1 million (rounded up to the nearest number of whole years) and (b) the seventh anniversary of the date of the Loan Agreement. Provided that no default or event of default has occurred and is continuing, the Company may, at its option, elect to defer payment of one installment of principal of the Note otherwise due prior to the maturity date, in which event such installment will become due and payable on the maturity date. The Company may voluntarily prepay the Note in whole or in part without payment or penalty.

The Loan Agreement includes customary representations and warranties. An event of default will be deemed to have occurred under the Loan Agreement upon certain uncured payment or performance defaults, breaches of the Loan Agreement, bankruptcy events, or liquidation or dissolution by the Company. For so long as the Note is unpaid or the commitment of the Lender to make the loan is in effect, the Company has agreed that it will not grant a lien on any of its assets to secure any debt for money borrowed from third parties, except that the Company may grant liens if the aggregate amount of such secured debt (or, if less, the aggregate fair market value of the pledged assets, as determined in good faith by the Company’s board of directors) does not exceed: (a) the aggregate amount by which the principal balance of the Note has been reduced plus (b) if the original amount of the Note was less than $10 million, the unused portion of the Lender’s original $10 million commitment.

If the Company elects to draw on the loan, then it must use the proceeds of the loan to fund the repurchase of outstanding shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Preferred Stock”). Any repurchase or redemption of Preferred Stock would be subject to, among other factors, subsequent approval by the board of directors of the Company and receipt by the Company of all applicable approvals from regulatory authorities. A principal owner of the Lender has an immaterial deposit relationship with Home Federal Savings Bank, a wholly owned subsidiary of the Company. There is no material relationship between the Company or its affiliates and the Lender, other than in respect of the Loan Agreement.

Safe Harbor Statement

This Current Report on Form 8-K may contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are often identified by such forward-looking terminology as “if,” “expect,” “intend,” “look,” “believe,” “anticipate,” “estimate,” “project,” “seek,” “may,” “must,” “will,” “would,” “could,” “should,” “trend,” “target,” and “goal” or similar statements or variations of such terms and include, but are not limited to, those relating to the possible draw on the loan; repurchase or redemption of any outstanding Preferred Stock; evaluation of any future redemption of any outstanding Preferred Stock and the factors upon which such matter is likely to depend; and compliance by the Company and its wholly owned subsidiary, Home Federal Savings Bank (the “Bank”), with applicable regulatory requirements.

A number of factors could cause actual results to differ materially from the Company’s assumptions and expectations. These include but are not limited to the future operating results, financial condition, cash flow requirements and capital spending priorities of the Company and the Bank; the availability of internal and, as required, external sources of funding; the ability of the Company and the Bank to comply with applicable regulatory capital, transaction approval, and other requirements; or other significant uncertainties. Additional factors that may cause actual results to differ from the Company’s assumptions and expectations include those set forth in the Company’s most recent filings on Forms 10-K and 10-Q with the Securities and Exchange Commission. All forward-looking statements are qualified by, and should be considered in conjunction with, such cautionary statements. For additional discussion of the risks and uncertainties applicable to the Company, see the “Risk Factors” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and Part II, Item 1A of its subsequently filed Quarterly Reports on Form 10-Q.

All statements in this Current Report on Form 8-K, including forward-looking statements, speak only as of the date they are made, and the Company does not undertake any duty to update any of the forward-looking statements after the date of this Current Report on Form 8-K.

Item 2.03     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information disclosed above under “Item 1. Entry into a Material Definitive Agreement” with respect to the Loan Agreement and Note is incorporated herein by reference.

Item 9.01     Financial Statements and Exhibits.

(d)     Exhibits

Exhibit Number	Description
4.1

Certain instruments with respect to long-term debt of the Registrant and its consolidated subsidiaries are not filed herewith pursuant to Item 601(b)(4)(iii)(A) of Regulation S-K since the total amount of securities authorized under each such instrument does not exceed 10% of the total assets of Registrant and its subsidiaries on a consolidated basis. The Registrant agrees to furnish a copy of any such instrument to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HMN Financial, Inc.
(Registrant)

Date: December 18, 2014	/s/ Jon Eberle
Jon Eberle
Senior Vice President,
Chief Financial Officer and
Treasurer

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